Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KHOSLA VENTURES ACQUISITION CO.,

KILLINGTON MERGER SUB INC.,

VALO HEALTH, LLC

and

VALO HEALTH, INC.

dated as of June 9, 2021

i

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A	Form of Acquiror Amended and Restated Certificate of Incorporation
Exhibit B	Form of Acquiror Amended and Restated Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Employee Stock Purchase Plan

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of June 9, 2021 (this “Agreement”), is made and entered into by and among Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company Holdco (the “Company”).

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated in Delaware on January 15, 2021 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; and (b) Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Acquiror that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, no later than one (1) business day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Company Holdco and the Company shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which, amongst other things, Company Holdco will, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act, merge with and into the Company, with the Company being the surviving corporation and, after giving effect to such merger, the former holders of all of the outstanding Company Holdco Units (as defined below) will collectively own all of the outstanding shares of Company Common Stock (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (ii) Acquiror will change its name to “Valo Health, Inc.”;

WHEREAS, upon the Effective Time (as defined below) and following the Pre-Closing Restructuring, all shares of Company Common Stock will be converted into the right to receive shares of Acquiror Class A Common Stock (as defined below) as set forth in this Agreement;

WHEREAS, upon the Effective Time and following the Pre-Closing Restructuring, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, upon the Effective Time and following the Pre-Closing Restructuring, each Restricted Stock Award (as defined below) that is then outstanding will be converted into the right to receive an Adjusted Restricted Stock Award (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Acquiror, the Company and Merger Sub are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, each of the Boards of Directors of Company Holdco and the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for Company Holdco and the Company, as applicable, to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the holders of Company Holdco Units entitled to vote and the sole stockholder of the Company, as applicable;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Members (as defined below) have each executed and delivered to Acquiror a Member Support Agreement (as defined below) pursuant to which the Requisite Members have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the members of Company Holdco or pursuant to an action by written consent of the members of Company Holdco) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to members of Company Holdco, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring);

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Class A Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to Company Holdco’s and the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to Company Holdco the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, Sponsor has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to Sponsor, up to 2,500,000 shares of Acquiror Class A Common Stock in exchange for an aggregate purchase price of up to $25,000,000 pursuant to the Forward Purchase Agreement (as defined below), on the terms and subject to the conditions set forth therein;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, immediately prior to the Effective Time and subject to obtaining the Acquiror Stockholder Approval, Acquiror shall amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto, and amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and Company Holdco), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Company Holdco and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.3(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class K Common Stock” means the Class K common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock, the Acquiror Class B Common Stock and the Acquiror Class K Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Financial Statements” has the meaning specified in Section 5.6(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Material Adverse Effect” means any event, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Acquiror, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Acquiror or Merger Sub to consummate the Merger; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any COVID-19 Measures or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business, capital or financial market conditions generally, (iii) actions taken or not taken as required by this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Acquiror or Merger Sub to meet any budgets, projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Acquiror Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an Acquiror Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Acquiror operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Acquiror (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 (to the extent that its purpose is to address the consequences resulting from the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby) and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, the Company Parties; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of Acquiror, relative to similarly situated companies in the industry in which the Acquiror conducts its operations, but only to the extent of the incremental disproportionate effect on Acquiror, taken as a whole, relative to other “SPACS” operating in industries in which Acquiror conducts its operations.

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Stockholder Approval” means the approval of each Transaction Proposal identified in Section 8.2(b) by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon, whether in person or by proxy (as determined in accordance with Acquiror’s Governing Documents), at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, which in the case of the Amendment Proposal shall include the affirmative vote or written consent of the holders of a majority of each of the outstanding shares of Acquiror Class B Common Stock and the outstanding shares of Acquiror Class K Common Stock.

“Acquiror Stockholder Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder Redemption Amount” means the aggregate amount payable with respect to all Acquiror Stockholder Redemptions.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby, the Pre-Closing Restructuring, a Permitted Transaction and the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction resulting in the sale or disposition of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any lawsuit, claim, action, suit, audit, examination, complaint, charge, assessment, arbitration, mediation or inquiry, or any proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), pending by or before or otherwise involving any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), or (iii) subject to Restricted Stock Awards (whether or not then vested) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Aggregate Merger Consideration” means 225,000,000 shares of Acquiror Class A Common Stock.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Allocation Schedule” has the meaning specified in Section 3.4(b).

“Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 9.3(d).

“Amendment Proposal” has the meaning specified in Section 8.2(b).

“Ancillary Agreements” means this Agreement, the Member Support Agreement, the Sponsor Support Agreement, the Written Consent, the Confidentiality Agreement, the Registration Rights Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement or executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Business” means the business of, (i) directly or indirectly, including through licenses with third parties, researching, developing, testing (whether preclinical or clinical), storing, labeling, producing, packaging, holding, or distributing products, substances or therapies, or any activities, services or products incidental or attendant thereto and (ii) developing and commercializing a machine learning-powered computer and human-centric data to improve the drug discovery and development process.

“Business Combination” has the meaning set forth in Acquiror’s certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination by Acquiror.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Boston, Massachusetts or San Francisco, California are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Restricted Stock Award.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of a Company Party or any of the Company Parties’ Subsidiaries, which is maintained, sponsored or contributed to by a Company Party or any of the Company Parties’ Subsidiaries, or to which a Company Party or any of the Company Parties’ Subsidiaries is a party or has or may have any liability (whether actual or contingent), and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law (other than the Laws of the United States) and maintained by any Governmental Authority.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), clauses (a), (b) and (d) of Section 4.6 (Capitalization of the Company Parties) and Section 4.16 (Brokers’ Fees).

“Company Holdco” has the meaning specified in the Preamble hereto.

“Company Holdco Award” means a Company Holdco Option or a Company Holdco Incentive Unit.

“Company Holdco Common Unit” means a Common Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Incentive Plan” means the Company Holdco’s 2021 Unit Option and Grant Plan, as may be amended from time to time.

“Company Holdco Incentive Unit” means an Incentive Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Company Holdco, dated as of April 16, 2021, as amended from time to time.

“Company Holdco Option” means an option to purchase Company Holdco Common Units granted under the Company Holdco Incentive Plan.

“Company Holdco Series A Preferred Unit” means a Series A Preferred Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Series B Preferred Unit” means a Series B Preferred Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Units” means, prior to the consummation of the Pre-Closing Restructuring, the Company Holdco Common Units, the Company Holdco Series A Preferred Units, the Company Holdco Series B Preferred Units and the Company Holdco Incentive Units.

“Company Holdco Warrant” means a warrant of Company Holdco to purchase Company Holdco Common Units.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person (other than the Company Parties or any Subsidiary of the Company Parties) that is licensed to the Company Parties or any Subsidiary of the Company Parties.

“Company Material Adverse Effect” means any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company Parties and their Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company Parties to consummate the Merger; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any COVID-19 Measures or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business, capital or financial market conditions generally, (iii) the taking or not taking of any actions required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company Parties to meet any budgets, projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which Company Holdco, the Company or its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company Parties and their Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 (to the extent that its purpose is to address the consequences resulting from the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby) and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company Parties and their Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company Parties and their Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock into which a Company Holdco Option is converted in connection with the Pre-Closing Restructuring.

“Company Parties” means (a) prior to giving effect to the Pre-Closing Restructuring, Company Holdco and the Company and (b) after giving effect to the Pre-Closing Restructuring, the Company.

“Company Product” means each product candidate that is being researched, tested, developed, marketed, held, produced, labeled or manufactured by or on behalf of the Company Parties or their Subsidiaries.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned by the Company Parties or their Subsidiaries.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of March 18, 2021 between Acquiror and Company Holdco.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any contracts, agreements, subcontracts, leases or purchase orders purporting to be legally binding.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow a Company Party’s or any of their Subsidiary’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Courier Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 27, 2021, by and among the Company, Courier Therapeutics, Inc. and the other parties thereto.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with any of the Company Parties would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Acquiror Class A Common Stock constituting the Aggregate Merger Consideration, by (b) the number of shares of Company Common Stock constituting the Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.27(a).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Foreign Benefit Plan” means each Company Benefit Plan that is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former director, officer, individual consultant, worker or employee of a Company Party or any of the Company Parties’ Subsidiaries (or any dependent thereof) who resides outside of the United States.

“Forward Purchase Agreement” means the Forward Purchase Agreement entered into as of March 3, 2021, between Acquiror and Sponsor, as further amended, restated, modified or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Goodwin” has the meaning specified in Section 11.18(b).

“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Laws” means all applicable Laws relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, analysis, transfer, storing, distribution, importation, exportation, use, handling, quality, packaging, approval, labeling, marketing, promotion, pricing, third-party reimbursement or sale of drugs, biological products or medical devices, including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), and the United States Public Health Service Act (42 U.S.C. § 201 et seq.); (ii) all applicable Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback

Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code, any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Authority, and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information; and (iii) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; TRICARE (10 U.S.C. Section 1071 et seq.) and Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), in each case including the associated rules and regulations promulgated thereunder and all of their state or foreign equivalents; and any other requirements of Law relating to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent and provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, including any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, and extensions of any of the foregoing (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, brand names, other source or business identifiers, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (iii) registered and unregistered copyrights, database and design rights, mask work rights and moral rights, whether or not registered or published, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights; and (v) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an Event occurring after the date of this Agreement (but specifically excluding (a) any Event that relates to or is reasonably likely to give rise to or result in any Business Combination Proposal, (b) any Event described in subsections (ii), (iv), (v) or (vii) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event may be taken into account in determining whether an Intervening Event has occurred to the extent (but only to the extent) it has a disproportionate effect on the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company Parties and their Subsidiaries operate, (c) any change in the price or trading volume of Acquiror Common Stock, or (d) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger) that materially and negatively affects the business, assets or results of operations of the Company Parties and their Subsidiaries, taken as a whole, that is consequential to the Company’s earning power over a long-term duration and that was not reasonably foreseeable as of the date of this Agreement and is not cured by the Company Parties prior to the Modification in Recommendation.

“Intervening Event Notice” has the meaning specified in Section 8.2(b).

“Intervening Event Notice Period” has the meaning specified in Section 8.2(b).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“KVAC Group” has the meaning specified in Section 11.18(a).

“Latham” has the meaning specified in Section 11.18(a).

“Latham Privileged Communications” has the meaning specified in Section 11.18(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” means any lawsuit, litigation, action, audit, suit, judgment, claim, proceeding or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceeding at law or in equity.

“Letter of Transmittal” has the meaning specified in Section 3.2(d).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Healthcare Laws or Environmental Law), Legal Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, certifications, registrations, exemptions, clearances or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Common Stock set forth on Section 2.4(a)(iii) of the Company Disclosure Letter.

“Member Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Pre-Closing Restructuring, the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the Requisite Vote (as defined in the Company Holdco Operating Agreement), pursuant to the terms and subject to the conditions of the Company Holdco Operating Agreement and applicable Law.

“Member Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Members, Acquiror and the Company Parties, as amended or modified from time to time.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Nasdaq” means Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by Company Holdco, the Company or any of their Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (d) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property or Leased Real Property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (g) other Liens that do not materially and adversely affect the value, ordinary course use or operation of the asset subject thereto.

“Permitted Transaction” means a transaction executed and performed pursuant to and in accordance with Sections 1.6 and 1.7 of the Courier Purchase Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Restructuring” has the meaning specified in Section 6.5 of the Company Disclosure Letter.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 6.5.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Q2 Financial Statements” has the meaning specified in Section 6.3(c).

“Q3 Financial Statements” has the meaning specified in Section 6.3(d).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Regulation S-X” has the meaning specified in Section 4.8(e).

“Regulatory Permits” means all Licenses granted by FDA or any comparable Governmental Authority to a Company Party or any Company Party Subsidiary, including investigational new drug applications, biologics license applications, clearances, manufacturing approvals and authorizations, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Requisite Members” means each of the holders of Company Holdco Units set forth on Section 8.2(c) of the Company Disclosure Letter.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock into which a Company Holdco Incentive Unit award that has not yet vested in full and/or remains in part or in full subject to repurchase by the Company is converted in connection with the Pre-Closing Restructuring.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” means Khosla Ventures SPAC Sponsor, LLC.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company Parties, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company Parties or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by a Company Party or any of the Company Parties’ Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of a Company Party or any of the Company Parties’ Subsidiaries in connection with the transactions contemplated hereby (whether or not tied to any subsequent event or condition, such as a termination of service), including the employer portion of payroll Taxes arising therefrom (but excluding, for clarity, any payments that become payable solely due to a termination of service following Closing), (c) the portion of the fees payable by the Company Parties pursuant to Section 8.1(e) and Section 8.2(a)(vi), and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company Parties or any of their Subsidiaries to any Affiliate of the Company or any of their Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Valo Group” has the meaning specified in Section 11.18(b).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional common law fraud with respect to the making of the representations and warranties set forth in this Agreement or any Ancillary Agreement, provided, that such actual and intentional common law fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company Parties) or any of the officers of Acquiror (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to this Agreement or any Ancillary Agreement, in the case of the Company Parties, as qualified by the Company Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment (and the other party to this Agreement acted in reliance of such inaccurate representation and warranty). For the avoidance of doubt, “actual fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company Parties shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the officers of Acquiror, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Pre-Closing Restructuring, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (. PDF)) as promptly as practicable, but in no event later than the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing on the Closing Date with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company Parties in writing and specified in each of the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Pre-Closing Restructuring shall occur at least one (1) Business Day prior to the Closing Date.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement;

(iv) to Acquiror, duly executed copies of all third party consents set forth on Section 2.4(a)(iv) of the Company Disclosure Letter; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the number of shares of Acquiror Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid to holders of Company Common Stock (other than in respect of Restricted Stock Awards) for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, the Sponsor and each of the KVAC Holders (as defined therein); and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, without duplication, (i) the following accrued and unpaid fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of Acquiror’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, in each case, in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (B) the portion of the fees payable by the Acquiror pursuant to Section 8.1(e) and Section 8.2(a)(vi), (C) all fees and expenses incurred in connection with obtaining approval of Nasdaq under Section 7.3, (D) repayment of any Working Capital Loans and (E) any deferred underwriting commissions and other fees relating to Acquiror’s initial public offering that are not paid out of the Trust Account ((A)-(E), together the “Acquiror Transaction Expenses”) as set forth on a written statement to be delivered to the Company Parties not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company Parties not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company Parties or any of their Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company)), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The directors and officers of the Company as of immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, immediately following the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, the Company and Merger Sub are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in the event the SEC requests or requires a tax opinion with respect to any discussion in the Registration Statement of the United States federal income tax consequences to the Company stockholders of the transactions contemplated by this Agreement, such tax opinion shall be provided by the Company Parties’ tax advisor and each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time (after giving effect to the consummation of the Pre-Closing Restructuring), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.2(a).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

Section 3.2. Exchange Procedures

(a) Each holder of shares of Company Common Stock (after giving effect to the consummation of the Pre-Closing Restructuring) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(b) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Class A Common Stock shall be issued in the Merger.

(c) Promptly after the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Computershare Trust Company, N.A. as the exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid to holders of Company Common Stock (other than in respect of Restricted Stock Awards).

(d) Reasonably promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify and are consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) for use in such exchange (each, a “Letter of Transmittal”).

(e) Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration in book-entry form (or certificated form if requested by the former holder of Company Common Stock) within five (5) Business Days after such delivery. No interest shall be paid or accrued upon the transfer of any share.

(f) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, Company Holdco, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options; Restricted Stock Awards.

(a) As of the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall automatically be converted into the right to receive an option to acquire a number of shares of Acquiror Class A Common Stock (each, an “Acquiror Option”) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code (to the extent applicable).

(b) As of the Effective Time, each Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall automatically be converted into the right to receive restricted shares of Acquiror Class A Common Stock (each, an “Adjusted Restricted Stock Award”) covering a number of shares of Acquiror Class A Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.

(c) Each Acquiror Option and Adjusted Restricted Stock Award shall be subject to substantially the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option or Restricted Stock Award (as applicable) immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the Board of Directors of Acquiror (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Acquiror Options.

(d) Prior to the Effective Time, the Company Parties shall take all necessary actions to give effect to the provisions of this Section 3.3 in accordance with the Company Holdco Incentive Plan and the applicable award agreements. The Board of Directors of the Company shall terminate the Company Holdco Incentive Plan effective as of immediately prior to the Closing and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance shall be cancelled.

Section 3.4. Allocation Schedule.

(a) Prior to the date hereof, the Company has delivered to Acquiror a spreadsheet, for informational purposes only, setting forth the Company’s good faith projected pro-forma capitalization of the Company after giving effect to the Pre-Closing Restructuring (assuming that the Pre-Closing Restructuring is consummated as of the date of this Agreement), setting forth (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Award, as applicable, (A) the holder thereof, (B) the type of Company Award (including whether the Company Award is intended to qualify as an incentive stock option), (C) the date of grant and expiration date thereof, (D) the number of vested and unvested shares of Company Common Stock subject thereto, (E) the vesting schedule (including any accelerated vesting provisions), and (F) the exercise price thereof. Acquiror and Merger Sub agree that the Company Parties shall have not any Liability to Acquiror related to such spreadsheet and that the Company Parties are making no representations or warranties with respect to such spreadsheet.

(b) No later than five (5) Business Days prior to the Closing Date, the Company Parties shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth, after giving effect to the Pre-Closing Restructuring, (a) the number of shares of Company Common Stock held by each Company stockholder, the number of shares of Company Common Stock subject to each Company Award held by each holder thereof, and, in the case of the Company Options, the exercise price thereof, (b) the portion of the Aggregate Merger Consideration allocated to each holder of Company Common Stock pursuant to Section 3.1(b), and (c) on a holder-by-holder basis and award-by-award basis, (i) each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Class A Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option, and (ii) each Adjusted Restricted Stock Award that will be outstanding as of the Closing and the number of shares of Acquiror Class A Common Stock subject to such Adjusted Restricted Stock Award, in each case, including a reasonably detailed itemization of the components thereof. The Company Parties will review any comments to the Allocation Schedule provided by Acquiror and consider in good faith and incorporate any reasonable comments proposed by Acquiror to correct inaccuracies.

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, the Surviving Corporation or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than with respect to any compensatory payment subject to payroll withholding, the parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company Parties shall provide Acquiror prompt written notice of any demands received by the Company Parties for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to Company Holdco or the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company Parties shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company Parties on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring Plan, in each case, the Company Parties represent and warrant to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. Each of the Company Parties has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate or limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each of the Company Parties, as amended to the date of this Agreement and as previously made available by or on behalf of the Company Parties to Acquiror, are true, correct and complete. Each Company Party is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company Parties as of the date hereof and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. As of the date hereof, the Subsidiaries of the Company Parties have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company Parties’ Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company Parties. As of the date hereof, each Subsidiary of the Company Parties is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Member Approvals in the case of Company Holdco, each of the Company Parties has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by each of the Boards of Directors of Company Holdco and the Company and Company Holdco as the sole stockholder of the Company, and no other company or corporate proceeding on the part of the Company Parties is necessary to authorize this Agreement and the applicable Ancillary Agreements (other than the Member Approvals). This Agreement has been, and on or prior to the Closing, the applicable Ancillary Agreements will be, duly and validly executed and delivered by each of the Company Parties and this Agreement constitutes, and on or prior to the Closing, each applicable Ancillary Agreement will constitute, a legal, valid and binding obligation of each Company Party, enforceable against each Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, each of the Boards of Directors of Company Holdco and the Company has duly adopted resolutions (i) determining that this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Restructuring, are advisable and in the best interests of, Company Holdco and its members and the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by Company Holdco and the Company of this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Restructuring. No other company or corporate action is required on the part of Company Holdco or any of its members or the Company or any of its stockholders to enter into this Agreement or the applicable Ancillary Agreements, or to approve the Merger and the Pre-Closing Restructuring other than, in the case of Company Holdco, the Member Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company Parties of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of either Company Party, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to either Company Party or any of their Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, or terminate or result in the termination of any Material Contract, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of a Company Party or any of their Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens), or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (f), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company Parties and their Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. No action or non-action by, notice to, consent, waiver, permit, approval or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any Company Party or any of their Subsidiaries with respect to the Company Parties’ execution or delivery of this Agreement or the consummation by the Company Parties of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act; (ii) as disclosed on Section 4.5 of the Company Disclosure Letter; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company Parties to perform or comply with on a timely basis any material obligation of the Company Parties under this Agreement or to consummate the transactions contemplated hereby and (iv) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company Parties.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of the Company Parties issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Holdco Warrant and each Company Holdco Award, as applicable, (A) the holder thereof, (B) the type of Company Holdco Award (including whether the Company Holdco Award is intended to qualify as an incentive stock option), (C) the date of grant and expiration date thereof, (D) the number of vested and unvested Company Holdco Common Units subject thereto, (E) the vesting schedule (including any accelerated vesting provisions), and (F) the exercise price thereof. The equity securities of the Company Parties (w) have been validly issued (in the case of the Company Holdco) and duly authorized, validly issued and are fully paid and non-assessable (in the case of the Company); (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the applicable Company Party and (2) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Company Party or any Contract to which a Company Party is a party or otherwise bound; and (z) to the knowledge of the Company Parties, are free and clear of any Liens (other than as set forth in the Governing Documents of such Company Party and transfer restrictions under applicable securities Laws).

(b) After giving effect to the Pre-Closing Restructuring, the equity securities of the Company (w) will be duly authorized and validly issued and fully paid and non-assessable; (x) will have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (y) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) to the knowledge of the Company Parties, will be free and clear of any Liens (other than as set forth in the Governing Documents of the Company and transfer restrictions under applicable securities Laws).

(c) All Company Holdco Awards are, and will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring, all Company Awards will be, evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Holdco Award is or will be through the Pre-Closing Restructuring, and no Company Award will be, subject to terms that are materially different from those set forth in such forms. Each Company Holdco Award is and will be through the Pre-Closing

Restructuring, and after giving effect to the Pre-Closing Restructuring each Company Award will be, validly issued and properly approved by the Board of Directors of Company Holdco or the Company, as applicable (or the appropriate committee thereof), and each Company Holdco Award is and will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring each Company Award will be, granted in accordance with the terms of the Company Holdco Incentive Plan and compliance in all material respects with all applicable Laws. No Company Holdco Award is or will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring no Company Award will be, subject to Section 409A of the Code. Each Company Holdco Option intended to qualify as an “incentive stock option” as of the date hereof under Section 422 of the Code so qualifies as of the date hereof. Each Company Holdco Incentive Unit is intended to constitute a “profits interest” for U.S. federal income tax purposes.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(a) of the Company Disclosure Letter, the Company Parties have not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for equity securities of the Company Parties, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company Parties or the value of which is determined by reference to shares or other equity interests of the Company Parties, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company Parties to issue, purchase, register for sale, redeem or otherwise acquire any equity securities of the Company Parties.

Section 4.7. Capitalization of Subsidiaries.

(a) Section 4.7 of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of each Subsidiary of the Company Parties issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. The outstanding shares of capital stock or equity interests of each of the Company Parties’ Subsidiaries (w) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (z) to the knowledge of the Company Parties, are free and clear of any Liens (other than as set forth in the Governing Documents of such Subsidiary and transfer restrictions under applicable securities Laws).

(b) There are no outstanding or authorized subscriptions, options, compensatory equity awards, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company Parties to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheet and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s reports thereon (together with the 2020 Audited Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements” and, together with the Q1 Financial Statements, when delivered pursuant to Section 6.3(b), the “Financial Statements”).

(b) The Audited Financial Statements and, when delivered pursuant to Section 6.3(b), the Q1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company Parties and their consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ earnings and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company Parties and their consolidated Subsidiaries, (iv) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company Parties’ auditors and (v) when delivered by the Company Parties for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company Parties have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company Parties and their Subsidiaries’ assets. The Company Parties maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company Parties and their Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company Parties and their Subsidiaries in all material respects.

(d) Neither the Company Parties (including, to the knowledge of the Company Parties, any employee thereof) nor any independent auditor of the Company Parties has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Parties, (ii) any fraud, whether or not material, that involves the Company Parties’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Parties or (iii) any claim or allegation regarding any of the foregoing.

(e) The SEC has granted relief pursuant to Rule 3-13 of Regulation S-X (“Regulation S-X”) promulgated under the Securities Act from the requirements set forth in Rule 3-05 of Regulation S-X to provide audited financial statements in connection with Company Holdco’s acquisition of certain assets from Forma Therapeutics Holdings, Inc. in (i) the Proxy Statement / Registration Statement, (ii) the “Super 8-K” filing to be made within four (4) Business Days following the Closing and (iii) any future registration statement or other documents furnished or filed (as the case may be) under the Securities Act.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, no Company Party or any Subsidiary of a Company Party has any Liabilities (including Indebtedness) of the type required to be set forth on a balance sheet prepared in accordance with GAAP except for Liabilities (a) adequately reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company Parties and their Subsidiaries (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company Parties pursuant to Section 2.4(c) or (d) that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties and their Subsidiaries, taken as a whole.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, there are, and since the Company’s inception there have been, (a) no pending or, to the knowledge of the Company Parties, threatened in writing, Legal Proceedings against a Company Party or any of the Company Parties’ Subsidiaries or their respective properties or assets; and (b) no outstanding Governmental Order imposed upon a Company Party or any of the Company Parties’ Subsidiaries; nor are

any properties or assets of a Company Party or any of the Company Parties’ Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company Parties and their Subsidiaries is, and since the Company’s inception has been, in compliance with all applicable Laws in all material respects, except where the failure to so comply with applicable Laws has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

(b) Since the Company’s inception, none of the Company Parties or any of their Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

(c) The Company Parties and their Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company Parties or their Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company Parties or any of the Company Parties’ Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, a Company Party or a Subsidiary of the Company Parties is a party or by which they are bound.

(i) Contracts with the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by a Company Party or any of their Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of a Company Party or any of their Subsidiaries in the last two (2) years, or under which any Company Party or Subsidiary has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company Parties);

(vi) Each Contract that involves profit-sharing, collaboration, co-promotion, commercialization, or research and development, which requires, or would reasonably be expected to require (based on any occurrence, development, or event contemplated by such Contract), aggregate payments to or from the Company Parties and their Subsidiaries in excess of $500,000 over the life of the Contract;

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between any Company Party and its Subsidiaries, on the one hand, and Affiliates of any Company Party or any of the Company Parties’ Subsidiaries (other than the Company Parties or any of their Subsidiaries), the officers and managers (or equivalents) of any Company Party or any of the Company Parties’ Subsidiaries, the members or stockholders of any Company Party or any of the Company Parties’ Subsidiaries, any employee of any Company Party or any of the Company Parties’ Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) Contracts with each current executive, officer, director or current employee of the Company Parties or their Subsidiaries with a title of Vice President or higher, other than standard form offer letters and confidentiality and assignment agreements;

(ix) Contracts with any employee, officer, manager, director or consultant of any Company Party or any of the Company Parties’ Subsidiaries that provide for (A) change in control, retention or similar payments or benefits upon, in connection with, accelerated by or triggered by the consummation of the transactions contemplated hereby and/or (B) severance, termination or notice payments or benefits upon a termination of the applicable Person’s service with a Company Party or any of the Company Parties’ Subsidiaries (excluding payments and benefits mandated by applicable Law);

(x) Contracts of any Company Party or any of their Subsidiaries that (A) prohibit or limit the right of any Company Party or any of their Subsidiaries to engage in or compete with any Person in any line of business in any material respect; (B) prohibit or restrict the Company Parties’ and their Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect; or (C) contain any other provisions restricting or purporting to restrict the ability of the Company Parties or any of their Subsidiaries to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, the Acquiror or any of its Affiliates after the Closing;

(xi) Any collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of any Company Party or any of their Subsidiaries;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which a Company Party or any of the Company Parties’ Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company Parties and their Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company Parties and their Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xiii) Each Contract requiring capital expenditures by the Company Parties or any of their Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv) Contracts that (A) grant to any third Person any “most favored nation rights” or similar provisions, obligations or restrictions, or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company Parties and their Subsidiaries in excess of $500,000 in any calendar year;

(xv) Contracts with any Person (A) pursuant to which any Company Party or any Subsidiary of a Company Party (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Company Party or any Subsidiary of a Company Party grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or Intellectual Property;

(xvi) Contracts granting to any Person (other than the Company Parties or their Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company Party or any of their Subsidiaries;

(xvii) Any Contract for the settlement or conciliation of an Action or Legal Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Company Party or any of their Subsidiaries (or the Surviving Corporation after the Closing); and

(xviii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).

(b) All of the foregoing Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter, including all amendment and modifications thereto, are sometimes collectively referred to as “Material Contracts”. True, correct and complete copies of the Material Contracts have previously been made available to Acquiror or its agents or representatives. Each Material Contract is (i) in full force and effect, (ii) represents the legal, valid and binding obligations of the Company Party or the Subsidiary of the Company Parties party thereto and, to the knowledge of the Company Parties, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company Parties and their Subsidiaries, taken as a whole, (x) the Company Parties and their Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and none of the Company Parties, the Company Parties’ Subsidiaries, or, to the knowledge of the Company Parties, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the Company Parties or any of their Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company Parties, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by a Company Party or its Subsidiaries or, to the knowledge of the Company Parties, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company Parties have made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent non-discrimination testing results relating to such Company Benefit Plan, and (G) all non-routine written correspondence to or from any Governmental Authority relating to such Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made or, to the extent not yet due, accrued and reflected in the Company Parties’ financial statements to the extent required by GAAP in accordance with the terms of the Company Benefit Plan and applicable Law; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company Parties, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is, and none of the Company Parties or any of their ERISA Affiliates has since the Company’s inception sponsored or contributed to or been required to contribute to, or has any liability (whether actual or contingent) with respect to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a defined benefit pension plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). None of the Company Parties or any of their ERISA Affiliates has incurred or would reasonably be expected to incur any liability under Title IV of ERISA.

(d) With respect to each Company Benefit Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company Parties, threatened, and to the knowledge of the Company Parties, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death, life insurance, welfare or similar benefits (whether or not insured) for employees, former employees, consultants, managers or directors of a Company Party or any Company Party Subsidiary (or any dependent or beneficiary thereof) for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the current or former employee, consultant, manager or director (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of a Company Party or any Subsidiary of the Company Parties to any severance pay or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other service provider, (iii) accelerate the vesting and/or settlement of any Company Holdco Award or Company Award, or (iv) restrict a Company Party’s or any Company Party Subsidiary’s rights to amend or terminate any Company Benefit Plan.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for, and the Company Parties and their Subsidiaries do not have any obligation to make, a Tax gross-up, make whole or similar payment with respect to any Taxes, including any Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No payment or benefit under any Company Benefit Plan has been, is or is reasonably expected to be subject to the penalties imposed under or by operation of Section 409A of the Code.

(h) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. Except as required by applicable Law, none of the Company Parties or any of their Subsidiaries has announced its intention to modify or terminate any

Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. No Company Benefit Plan is, or since the Company’s inception has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (i) To the knowledge of the Company Parties, none of the Company Parties or any Subsidiary of the Company Parties has incurred, any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and (ii) no such penalty or Tax has been assessed against any of the Company Parties or any of their Subsidiaries.

(i) All Company Holdco Options have been granted in accordance with the terms of the Company Holdco Incentive Plan and all Company Holdco Options were granted with an exercise price that is no less than the fair market value of the underlying Company Holdco Common Units on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. The treatment of Company Holdco Options in the Pre-Closing Restructuring and the treatment of the Company Options under this Agreement does not violate the terms of the Company Holdco Incentive Plan or any Contract governing the terms of such awards.

(j) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities. All material contributions required to have been made by or on behalf of the Company Parties or any of their Subsidiaries with respect to plans or arrangements maintained or sponsored a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the United States) have been timely made or fully accrued.

Section 4.14. Labor Relations; Employees.

(a)(i) None of the Company Parties or any of their Subsidiaries is or has at any time been a party to or bound by any collective bargaining agreement, or any similar agreement with a labor union, works council or other employee representative, (ii) no such agreement is being negotiated by a Company Party or any of the Company Parties’ Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company Parties, has sought to represent any of the employees of the Company Parties or their Subsidiaries. To the knowledge of the Company Parties, there has been no labor organization activity involving any employees of the Company Parties or any of their Subsidiaries. There is no pending and, since the Company’s inception, there has been no actual or, to the knowledge of the Company Parties, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting a Company Party or any Subsidiary of the Company Parties.

(b) Each of the Company Parties and their Subsidiaries are, and have been since the Company’s inception, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) Since the Company’s inception, the Company Parties and their Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and no Legal Proceeding relating to the foregoing matters or any other employment or labor matters is pending, or, to the knowledge of the Company Parties, threatened, nor has any such Legal Proceeding occurred since the Company’s inception.

(d) None of the Company Parties or any of their Subsidiaries (A) has or has had since the Company’s inception any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had since the Company’s inception any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of a Company Party or any of their Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice), or (C) is delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or independent contractor.

(e) To the knowledge of the Company Parties, no present or former employee, worker or independent contractor of a Company Party or any of the Company Parties’ Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to a Company Party or any of the Company Parties’ Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to a Company Party or any of the Company Parties’ Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information. In the past twelve (12) months (i) no director, officer, or key employee’s employment with a Company Party or any of their Subsidiaries has been terminated or furloughed for any reason? and (ii) no director, officer, key employee, or group of employees, has provided notice of any plans to terminate his, her or their employment or service arrangement with a Company Party or any of their Subsidiaries.

(f) None of the Company Parties or any of the Company Parties’ Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of a Company Party or any of the Company Parties’ Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any officer, director, manager or employee of a Company Party or any of the Company Parties’ Subsidiaries and, since the Company’s inception, there have not been any internal investigations by or on behalf of any Company Party or any Subsidiary of a

Company Party with respect to any claims or allegations of sexual harassment, sexual misconduct or sexual abuse against or involving any employee, officer, manager or director of a Company Party or any of their Subsidiaries. Since the Company’s inception, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer, director, manager or employee of a Company Party or any of the Company Parties’ Subsidiaries, and the Company Parties and their Subsidiaries have not otherwise become aware of any such allegations. To the knowledge of the Company Parties, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation for raising a complaint of sexual harassment or sexual misconduct, other unlawful harassment or unlawful discrimination against or involving a Company Party or their Subsidiaries or any employee, officer, manager or director thereof.

(g) Since the Company’s inception, the Company Parties and their Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company Parties, taken as a whole with their Subsidiaries, have sufficient employees to operate the business of the Company Parties and their Subsidiaries as currently conducted.

(h) The Company Parties and their Subsidiaries currently classify and have properly classified (i) each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and similar applicable Laws (as applicable), and (ii) each of its individual service providers as either employees or independent contractors in accordance with applicable Law and for the purpose of all Company Benefit Plans.

(i) No employee layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, reduction in salary or wages, change in compensation or benefits (other than ordinary course salary or wage increases and grants of Company Incentive Units or Company Options), or other material adverse workforce changes affecting any current or former employee or individual independent contractor of a Company Party or any of their Subsidiaries has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. None of the Company Parties or any of their Subsidiaries have otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any COVID-19 Measures.

(j) None of the Company Parties or any of their Subsidiaries (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, prevailing wage Laws. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and none of the Company Parties or any of their Subsidiaries has been reassessed in any material respect under such legislation since the Company’s inception and, to the knowledge of the Company Parties, no audit of a Company Party or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to a Company Party or any of their Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Each Company Party and each of their Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of a Company Party or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against a Company Party or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of a Company Party or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of a Company Party or any of its Subsidiaries.

(f) None of the Company Parties or any of their Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes of the Company Parties and their Subsidiaries.

(g) None of the Company Parties or any of their Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between a Company Party and its existing Subsidiaries or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) None of the Company Parties or any of their Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(i) None of the Company Parties or any of their Subsidiaries (i) is liable for Taxes of any other Person (other than the Company Parties and their Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where a Company Party or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) None of the Company Parties or any of their Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) None of the Company Parties or any of their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) None of the Company Parties or any of their Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date or (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(n) The Company Parties and their Subsidiaries have not taken any action, nor to the knowledge of the Company Parties or any of their Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company Parties, any of the Company Parties’ Subsidiaries or any of their Affiliates for which Acquiror, any Company Party or any of the Company Parties’ Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, a Company Party or any of the Company Parties’ Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by any Company Party or any of their Subsidiaries with respect to any such policy. To the knowledge of the Company Parties, there are no events, circumstances or other liabilities that give rise to a material claim under such insurance policies. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company Parties and their Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company Parties and their Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company Parties and their Subsidiaries as currently conducted. Except as is not and would not reasonably be expected to be material to the Company Parties and their Subsidiaries, taken as a whole, (a) each material License is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any material License has been received by any Company Party or Company Party Subsidiary.

Section 4.19. Equipment and Other Tangible Property. A Company Party or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company Parties and their Subsidiaries as owned by a Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company Parties and their Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) A Company Party or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company Parties and their Subsidiaries have made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company Parties and their Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).

(iii) The Company Parties and their Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company Parties, there are no material disputes with respect to such Real Property Leases.

(i) There is no material breach or default by any Company Party or any Company Party Subsidiary or, to the knowledge of the Company Parties, any third party under any Real Property Lease, and, to the knowledge of the Company Parties, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(ii) As of the date of this Agreement, no party, other than a Company Party or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(iii) None of the Company Parties or any of their Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company Parties or any of their Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by any Company Party or any of its Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). A Company Party or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company Parties, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable. The Company Licensed Intellectual Property, to the knowledge of the Company Parties, is valid, subsisting and enforceable, and, to the knowledge of the Company Parties, all of the Company Parties and their Subsidiaries’ rights in and to the Company Licensed Intellectual Property are valid and enforceable.

(b) As of the date of this Agreement there are no material Legal Proceedings pending, including litigations, interference, reexamination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the knowledge of the Company Parties, no such material Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c) Except as would not be expected to be material to the Company Parties and their Subsidiaries, a Company Party or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for or used in the continued conduct of the business of the Company Parties and their Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property. For all Patents owned by a Company Party or any of its Subsidiaries, each inventor on the Patent has assigned their rights to such Company Party or its Subsidiary.

(d) Section 4.21(d) of the Company Disclosure Letter sets forth: (i) a list of all current Contracts for government (including US and foreign governments) sponsored or funded research and other activities and (ii) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by a Company Party or any Subsidiary of a Company Party any material right or otherwise has received or acquired any material right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (w) licenses to off-the-shelf, (x) Open Source Licenses, (y) non-exclusive licenses granted by a Company Party or its Subsidiary in the ordinary course of business, and (z) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of a Company Party or any Subsidiary of a Company Party pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Company Parties’ form therefor that has been made available to Acquiror.

(e) The Company-Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company Parties, constitutes all of the intellectual property rights used or held for use by any Company Party or any Subsidiary of the Company Parties in the operation of their respective businesses, and, to the knowledge of the Company Parties, all Intellectual Property necessary and sufficient to enable the Company Parties and any Subsidiary of the Company Parties to conduct their respective businesses as currently conducted in all material respects.

(f) The Company Parties and their Subsidiaries (other than any Subsidiary or business unit, as applicable, that was acquired within the eighteen (18) month period prior to the date of this Agreement) have not, to the knowledge of the Company Parties, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. As of the date of this Agreement, there is no action pending to which a Company Party or such Subsidiary of a Company Party is a named party, or to the knowledge of the Company Parties, that is threatened in writing, alleging a Company Party’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(g) Since the Company’s inception, the Company Parties have not received any written communications (i) alleging that a Company Party or a Subsidiary of a Company Party has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting a Company Party or any of its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products, services, or the conduct of the business of the Company Party or any of its Subsidiaries.

(h) To the knowledge of the Company Parties as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Company-Owned Intellectual Property in any material respect, and (ii) the Company Parties and their Subsidiaries have not sent to any Person since the Company’s inception any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company-Owned Intellectual Property.

(i) The Company Parties and their Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets, know-how, and other confidential information included in the Company Intellectual Property that is material to the business of the Company Parties and their Subsidiaries. Without limiting the foregoing, none of the Company Parties or any of their Subsidiaries have disclosed any trade secrets, know-how, or confidential information to any other person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, or disclosure. To the knowledge of the Company Parties, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets, know-how, or other confidential information of any Company Party or any of the Company Parties’ Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(j) Each of the Company Parties and their Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of the Company Parties. The Company Parties’ and their Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property have assigned or have agreed to a present assignment of a Company Party or such Subsidiary all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with a Company Party or such Subsidiary.

(k) To the knowledge of the Company Parties, no current or former stockholder, officer, director, or employee of any Company Party or any of their Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company-Owned Intellectual Property. To the knowledge of the Company Parties, no employee of a Company Party or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company Party or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company-Owned Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising Company-Owned Intellectual Property.

(l) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company-Owned Intellectual Property and used in connection with the business.

(m) None of the Company-Owned Intellectual Property and, to the knowledge of the Company Parties, none of the Company Licensed Intellectual Property is subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by a Company Party or its Subsidiaries, or affects the validity, use or enforceability of any such Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties or any of their Subsidiaries, taken as a whole.

(n) Neither the Company Parties nor any of their Subsidiaries are bound by, and no Company-Owned Intellectual Property or Company Licensed Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of a Company Party or any of its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company Parties as conducted or planned to be conducted.

(o) Neither the Company Parties nor any of their Subsidiaries have disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(p) With respect to the Software used or held for use in the business of the Company Parties and their Subsidiaries, to the knowledge of the Company Parties, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of a Company Party or its Subsidiaries or customers of the Company Parties and their Subsidiaries.

(q) The Company Parties’ and their Subsidiaries’ use and distribution of (A) Software developed by a Company Party or any of its Subsidiaries, and (B) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company Parties or any Subsidiary of the Company Parties has used any Open Source Materials in a manner that requires any Software or Company-Owned Intellectual Property, to be subject to Copyleft Licenses, except as would not be expected to be materially adverse to the Company Parties’ business.

Section 4.22. Regulatory Compliance.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Company Parties and their Subsidiaries, which are the only material Regulatory Permits that are necessary for the Company Parties and their Subsidiaries to conduct their Business. Each of the Company Parties, their Subsidiaries and the Company Products are in compliance in all material respects with all Regulatory Permits, and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Company Party or any Company Party Subsidiary to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company Parties, no Governmental Authority is considering limiting, suspending or revoking any Regulatory Permit.

(b) There is (and since Company Holdco’s or the Company’s inception there has been) no material Action against a Company Party or any Company Party Subsidiary related to compliance with Healthcare Laws, and to the knowledge of the Company Parties, no such Actions have been threatened in writing.

(c) All Company Products are being, and since the Company’s inception have been, whether by a Company Party, Company Party Subsidiary or a third-party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed, in compliance in all material respects with the Healthcare Laws.

(d) The preclinical studies and clinical trials conducted by or on behalf of a Company Party or any Company Party Subsidiary or, to the knowledge of the Company Parties, involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Authority.

(e) As of the date of this Agreement, none of the Company Parties, any Company Party Subsidiary, or to the knowledge of the Company Parties, any clinical trial site conducting a clinical trial of any Company Product, has undergone any non-routine inspection related to any Company Product or any other Governmental Authority investigation or Legal Proceeding.

(f) Since the incorporation or formation of Company Holdco and the Company, none of the Company Parties or any Company Party Subsidiary has distributed any Company Products that were upon their shipment by a Company Party or its Subsidiary adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Authority’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the knowledge of the Company Parties, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, development, testing, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. There are no Actions in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the knowledge of the Company Parties, threatened in writing against a Company Party or any Company Party Subsidiary, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties and their Subsidiaries, taken as a whole.

(g) None of the Company Parties, any Company Party Subsidiary, or any of their respective directors, managers, officers, employees, or, to the knowledge of the Company Parties, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law; or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, any Subsidiary, or to knowledge of the Company Parties’, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company Parties, any Company Party Subsidiary, or any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company Parties or any of their Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred or non-prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority. None of the Company Parties, any Company Party Subsidiary, or any of their officers, directors, employees, or to the knowledge of the Company Parties, agents or contractors have received written notice from the FDA, any other Governmental Authority and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Company Parties, any Company Party Subsidiary, or any of their officers, directors, employees, or, to the knowledge of the Company Parties, agents or contractors have been convicted of any crime or engaged in any conduct which has previously caused or would reasonably be expected to result in (A) debarment as mandated or permitted by 21 U.S.C. § 335a or any similar Law, or (B) such Person could be excluded from participating in the federal healthcare programs under 42 U.S.C. Section 1320a-7 or any similar Law.

(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company Parties or any Company Party Subsidiary have been so filed, maintained or furnished. To the knowledge of the Company Parties, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) Each of the Company Parties and their Subsidiaries, and, to the knowledge of the Company Parties, any other Persons acting for or on behalf of any of the foregoing, are and have been since the Company’s inception in compliance in all material respects with all Healthcare Laws.

(j) There have been no Actions, and no such Actions are pending or, to the knowledge of the Company Parties, threatened in writing against a Company Party or any Company Party Subsidiary related to product liability for the Company Products or the Company Parties’ or any Company Party Subsidiary’s services.

(k) Neither of the Company Parties is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.23. Privacy and Cybersecurity.

(a) The Company Parties and their Subsidiaries maintain and are in compliance, in all material respects, with, and since the Company’s inception have maintained and been in compliance with, in all material respects, (i) all applicable Laws relating to the privacy and/or security of personal information, including Laws relating to the receipt, collection, storage, use, security, transfer or other processing (collectively, “Processing”) of personal information (collectively, “Privacy Laws”), (ii) the Company Parties’ and their Subsidiaries’ posted or publicly facing privacy policies, (iii) any privacy choices, including opt-out preferences, of end users relating to personal information along with any obligations contained in the Company Parties’ and each of their Subsidiaries’, internal and external data privacy and security policies with respect to the Processing of personal information, (together, the “Company Privacy Commitments”), (iv) any contractual commitment made by a Company Party or any Company Party Subsidiary that is applicable to such personal information and (v) the Company Parties’ and their Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company Parties’ and each of their Subsidiaries’ information technology systems, in each case of (i)-(v) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Parties and their Subsidiaries. None of the Company Parties have received written notice of any Actions by any Person (including any Governmental Authority) to which a Company Party or any of its Subsidiaries is a named party or, to the knowledge of the Company Parties, threatened in writing against a Company Party or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights. Copies of all current and prior privacy policies used by a Company Party or any Company Party Subsidiary have been made available to the Acquiror and such copies are true, correct and complete.

(b) The Company Parties and each Company Party Subsidiary has implemented and maintained appropriate technical, physical and organizational measures, security systems and technologies in compliance, in all material respects, with all data security requirements under applicable Privacy Laws and Company Privacy Commitments that are designed to protect computers, networks, software and systems used by a Company Party or any Company Party Subsidiary from loss, theft, unauthorized access, use, disclosure or modification. The Company Parties and their Subsidiaries have taken appropriate steps to train employees who have access to personal information on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.

(c) (i) To the knowledge of the Company Parties, there have been, no material breaches of the security of the information technology systems of the Company Parties and their Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company Parties’ and their Subsidiaries’ business or operations. To the knowledge of the Company Parties, none of the Company Parties nor any Subsidiary of the Company Parties has (A) experienced any incident in which personal information or any other confidential or sensitive information of any Company Party was stolen or improperly accessed, including in connection with a breach of security or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against a Company Party or any Company Party Subsidiary.

(d) To the knowledge of the Company Parties, no circumstance has arisen in which Privacy Laws would require the Company Parties or any Company Party Subsidiary to notify a Governmental Authority of a data security breach or security incident.

Section 4.24. Environmental Matters.

(a) The Company Parties and their Subsidiaries are and, except for matters which have been fully resolved, since the Company’s inception have been in compliance in all material respects with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by a Company Party or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company Parties’ and their Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company Parties’, at, in, on or under any formerly owned or Leased Real Property during the time that the Company Parties owned or leased such property or at any other location where Hazardous Materials generated by the Company Parties or any of their Subsidiaries have been transported to, sent, placed or disposed of.

(c) None the Company Parties or their Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company Parties or their Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company Parties, threatened with respect to the Company Parties’ and their Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company Parties have made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company Parties or any of their Subsidiaries with, or liability of the Company Parties or any of their Subsidiaries under, Environmental Law.

Section 4.25. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements (that have been provided as of the date of this Agreement) to the date of this Agreement, (a) except in connection with the transactions contemplated hereby, (i) the Company Parties and their Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice and (ii) none of the Company Parties or any of their Subsidiaries has taken any action that would require the consent of Acquiror if taken during the period from the date of this Agreement until Closing pursuant to Section 6.1(b), Section 6.1(e), Section 6.1(h) and Section 6.1(n), and (b) there has not been any Company Material Adverse Effect.

Section 4.26. Anti-Corruption Compliance.

(a) Since the Company’s inception, none of the Company Parties or any of their Subsidiaries, nor, to the knowledge of the Company Parties, any director, officer, employee or agent acting on behalf of the Company Parties or any of the Company Parties’ Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in the case of clauses (i) and (ii) above, in violation of the Anti-Bribery Laws.

(b) Each of the Company Parties and their Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company Parties, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company Parties or any of the Company Parties’ Subsidiaries.

Section 4.27. Sanctions and International Trade Compliance.

(a) The Company Parties and their Subsidiaries (i) are, and have been since the Company’s inception, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority required under applicable International Trade Laws and Sanctions Laws for the import, export, re-export, deemed export, deemed re-export, or transfer of products, services, software or technologies (the “Export Approvals”). There are no pending or, to the knowledge of the Company Parties, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company Parties or any of the Company Parties’ Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Company Parties or any of their Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company Parties, their respective employees, agents, representatives or other Persons acting for and on behalf of the Company Parties or any of the Company Parties’ Subsidiaries (i) is, or has been during the past five (5) years, a Sanctioned Person or (ii) has transacted business, directly or knowingly indirectly, with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28. Information Supplied. None of the information provided by the Company Parties or any of the Company Parties’ Subsidiaries specifically for inclusion or incorporation by reference in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, and, in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29. Vendors.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors, suppliers and service providers based on the aggregate Dollar value of the Company Parties’ and their Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company Parties or any of the Company Parties’ Subsidiaries that it will, or, to the knowledge of the Company Parties, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company Parties or any of their Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company Parties, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company Parties or their Subsidiaries or their respective businesses.

Section 4.30. Government Contracts. Neither of the Company Parties is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company Party or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand or (ii) any subcontract or other Contract by which a Company Party or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company Parties or any of their Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company Parties or any of their Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31. No Outside Reliance. Each of the Company Parties acknowledges that the Company Parties and their advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in the Article V or any Ancillary Agreement to which the Acquiror is or will be a party, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 4.32. No Additional Representation or Warranties. Except as provided in and this Article IV and the Ancillary Agreements to which a Company Party is party, none of the Company Parties or any of their Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in any Acquiror SEC Filings filed or submitted on or prior to the date hereof (but excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), Acquiror and Merger Sub represent and warrant to the Company Parties as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Except for Merger Sub, Acquiror does not directly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Acquiror Stockholder Approval represents the only votes of the holders of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the

Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) that, if adversely decided or resolved, would, individually or in the aggregate, be material to Acquiror, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 3, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), since its initial public offering, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 3, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of March 8, 2021, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from January 15, 2021 (inception) through January 19, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) As of the date hereof, neither Acquiror (including any employee thereof) nor, to Acquiror’s knowledge, Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act; (ii) the appropriate filings and approvals under the rules of Nasdaq to permit Acquiror Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq; (iii) the filing of the Merger Certificate in accordance with the DGCL; or (iv) any others consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Acquiror Material Adverse Effect.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $345,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding shares of Acquiror Class A Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Stockholder Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by Company Parties with their obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since March 3, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business and consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement neither Acquiror nor Merger Sub has any Liability of the type required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub (none of which is material or a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) The authorized capital stock of Acquiror (without giving effect to the filing of the Amended and Restated Certificate of Incorporation or the other transactions contemplated by this Agreement) consists of 261,000,000 shares, including (i) 200,000,000 shares of Acquiror Class A Common Stock, 35,490,000 shares of which are issued and outstanding, (ii) 30,000,000 shares of Acquiror Class B Common Stock, 5,000,000 shares of which are issued and outstanding, (iii) 30,000,000 shares of Acquiror Class K Common Stock, 5,000,000 shares of which are issued and outstanding, and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding ((i), (ii), (iii) and (iv) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound; and (iv) are free and clear of any Liens. As of the Effective Time, each share of Acquiror Class B Common Stock shall convert into an aggregate of 6,088,235 shares of Acquiror Class A Common Stock and each share of Acquiror Class K Common Stock shall convert into an aggregate of 8,697,479 shares of Acquiror Class A Common Stock.

(b) Prior to the Effective Time, all holders of shares of Acquiror Class B Common Stock and shares of Acquiror Class K Common Stock will have irrevocably waived any anti-dilution adjustment as to the ratio by which such shares convert into shares of Acquiror Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transaction contemplated by this Agreement.

(c) Except for Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except pursuant to this Agreement (or as contemplated hereby), the Forward Purchase Agreement and the Subscription Agreements, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities (except the conversion of Acquiror Class B Common Stock and Acquiror Class K Common Stock into Acquiror Class A Common Stock as disclosed in the Acquiror SEC Filings), or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the shares of Acquiror Class A Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance in all material respects with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true, correct and complete copies of which have been provided to Company Holdco on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least $150,000,000 (such amount, the “Minimum PIPE Investment Amount”). As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investors relating to the Subscription Agreement and, as of the date hereof, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. On or prior to the date of this Agreement, Acquiror has identified to Company Holdco each of the PIPE Investors that, to the knowledge of Acquiror, are also existing holders of Company Holdco Units (or has caused the identification of each such PIPE Investor to Company Holdco) and, to the knowledge of Acquiror, Company Holdco has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. As of the date hereof, such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), in accordance with their terms, and has not been withdrawn or terminated, or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements and this Agreement) to the obligations of the PIPE Investors to purchase the shares of Acquiror Class A Common Stock in the private placement in the commitment amount set forth in the Subscription Agreements on the terms therein. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of any PIPE Investment Amount.

(f) Acquiror has provided to Company Holdco a true, correct and complete copy of the Forward Purchase Agreement entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed, subject to the terms thereof, to provide equity financing to Acquiror solely for purposes of consummating the Business Combination in the aggregate amount of up to $25,000,000 (the “Forward Purchase Amount”). The Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, by Sponsor. The Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the Forward Purchase Agreement violates or will violate any Laws. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the Forward Purchase Amount in accordance with the Forward Purchase Agreement, and, as of the date of this Agreement, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Forward Purchase Agreement not being satisfied by the Acquiror or by Sponsor, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Forward Purchase Agreement. The Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the Forward Purchase Agreement on the terms therein.

(g) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except for the deferred underwriting commissions and other fees being held in the Trust Account as described in Section 5.8 and for fees payable pursuant to the letter agreement with J.P. Morgan Securities LLC dated April 25, 2021 in connection with the PIPE Investment, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Except for the Working Capital Loans, neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between the Acquiror and/or Merger Sub or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not Taxes).

(j) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(l) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering, the filing of Acquiror SEC Filings or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub or the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date of this Agreement and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

Section 5.17. Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “KVSA.” Acquiror is in compliance in all material respects with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as

applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company Parties specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company Parties and that none of the Company Parties or any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company Parties in Article IV and in the Ancillary Agreements to which a Company Party is or will be a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Parties or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or any Ancillary Document to which a Company Party is or will be a party.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V and in the Ancillary Documents to which Acquiror or Merger Sub are party, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY PARTIES

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company Parties shall, and shall cause their Subsidiaries to, except (i) as required by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including COVID-19 Measures), or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Company Parties in the ordinary course consistent with past practice and use commercially reasonable efforts to (A) preserve intact in all material respects the current business organization and ongoing businesses of the Company Parties and their Subsidiaries, taken as a whole, (B)

maintain the existing material business relations of the Company Parties and their Subsidiaries, and (C) not terminate (other than for cause) the employment of present officers and management employees; provided, that, notwithstanding anything to the contrary in this Agreement, the Company Parties or any of their Subsidiaries may take any commercially reasonable action in good faith to mitigate the risk to the Company Parties and their Subsidiaries of COVID-19 (but only to the extent reasonable and prudent in light of the business of the Company Parties and their Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures); provided further, that the Company Parties shall, to the extent practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, the Company Parties shall not, and shall cause their Subsidiaries not to, except as (u) set forth on Section 6.1 of the Company Disclosure Letter, (v) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (w) required by this Agreement (including as reasonably required in connection with the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (x) required by Law (including COVID-19 Measures), (y) in connection with a Permitted Transaction or (z) in the ordinary course of business of the Company Parties (in the case of this clause (z), other than with respect to subsections (a), (b), (c), (d), (g), clauses (i), (iii) and (iv) of (h), (i), clause (i) of (j), (o), (s) and (t) below):

(a) change, waive or amend the Governing Documents of the Company Parties or any of their Subsidiaries or form or cause to be formed any new Subsidiary of the Company Parties;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution to the equityholders of the Company Parties or make any other distributions in respect of any of the equity interests of the Company Parties;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Parties’ or any of their Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Company Party or any of their Subsidiaries, except for (i) the acquisition by any Company Party or any of their Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company Parties or their Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Company Holdco and any wholly owned Subsidiary of Company Holdco or between wholly owned Subsidiaries of Company Holdco;

(e) enter into, amend, modify or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease

(f) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien (other than a Permitted Lien), any material tangible assets or properties of the Company Parties or their Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among Company Holdco and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, Contracts as in effect on the date of this Agreement, or existing Company Benefit Plans, (i) grant or pay any severance (other than severance in the ordinary course of business), retention, special bonus, change in control or termination or similar pay to any employee, officer, manager, director or other individual service provider of the Company Parties or their Subsidiaries, (ii) terminate, furlough or hire any officer, employee, individual independent contractor or other service provider (other than terminations for cause), (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the compensation or benefits of any employee, officer, manager, director, independent contractor or other individual service provider, except annual merit or promotion-related increases for non-executive employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company Parties or any of their Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company Parties or any of their Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Company Party or any Subsidiary or otherwise incur or assume any Indebtedness in excess of $5,000,000, or (ii) guarantee any Indebtedness of another Person;

(k)(i) make or change any material election in respect of material Taxes, (ii) materially amend or modify any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes or (vi) surrender or allow to expire any right to claim a refund of material Taxes;

(l) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m) issue any additional equity securities of any Company Party or securities exercisable for or convertible into any equity securities of any Company Party, other than the issuance of Company Common Stock or Company Holdco Common Units upon the exercise or settlement of Company Options or Company Holdco Options under the Company Holdco Incentive Plan and applicable award agreement, or grant any additional Company Holdco Awards, Company Awards or other equity or equity-based compensation;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company Parties or their Subsidiaries (other than the Pre-Closing Restructuring and the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages by the Company Parties in an amount less than $500,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company Parties and their Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company Parties and their Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose any trade secret of any Company Party or any of their Subsidiaries other than pursuant to commercially reasonable obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(t) enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any of the Company Parties or their Subsidiaries as the bargaining representative for any employees of any of the Company Parties or their Subsidiaries;

(u) terminate without replacement any License material to the conduct of the business of the Company Parties and their Subsidiaries, taken as a whole;

(v) waive the restrictive covenant obligations of any current or former director, manager, officer, employee or other service provider of any Company Party or any of their Subsidiaries;

(w)(i) limit the right of any Company Party or any of their Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Company Parties and their Subsidiaries, taken as a whole;

(x) terminate without replacement or amend in a manner materially detrimental to the Company Parties and their Subsidiaries, taken as a whole, any insurance policy insuring the business of any Company Party or any of their Subsidiaries; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Nothing contained in this Section 6.1 shall give Acquiror, directly or indirectly the right to control the operations of the Company Parties or any of their Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company Parties shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company Parties or any of their Subsidiaries by third parties that may be in the Company Parties’ or any of their Subsidiaries’ possession from time to time (and for the avoidance of doubt, Acquiror shall not be deemed an agent or representative of the Company Parties for purposes of such Contracts), and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, the disclosure of which would, on the advice of legal counsel to the Company Parties, result in the loss of such privilege (provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of any such information in a manner that would not violate such obligation or privilege), and in each case to the extent permitted by applicable Law (including, without limitation, Privacy Laws and COVID-19 Measures), during the Interim Period, the Company Parties shall, and shall cause their Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company Parties and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Parties and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company Parties and their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company Parties or their Subsidiaries without the prior written consent of the Company Parties. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements

(a) The Company Parties shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, audited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the year ended December 31, 2020 together with the auditor’s reports thereon (the “2020 Audited Financial Statements”) and any pro forma financial statements that are required to be included in the Proxy Statement / Registration Statement, in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company Parties shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to August 5, 2021, and this Agreement has not been earlier terminated pursuant to Article X, then on or prior to such date, the Company Parties shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three- and six-month period ended June 30, 2021 (the “Q2 Financial

Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(d) If the Effective Time has not occurred prior to November 5, 2021, and this Agreement has not been earlier terminated pursuant to Article X, then on or prior to such date, the Company Parties shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2021, together with the auditor’s reports thereon (the “Q3 Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(e) The Company Parties shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Company Party or Company Party Subsidiary, Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement / Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.4. Affiliate Agreements . All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company Parties or any of their Subsidiaries.

Section 6.5. Pre-Closing Restructuring . Prior to the Closing, the Company Parties and their Subsidiaries shall take all such actions as are reasonably necessary so that the Pre-Closing Restructuring shall have been fully consummated no later than one (1) Business Day prior to the Closing Date in accordance with the terms and subject to the conditions set forth on Section 6.5 of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that, prior to taking any action to effect and consummate such Pre-Closing Restructuring Plan, the Company Parties shall provide Acquiror a reasonable opportunity to review and comment on any documentation to effect such Pre-Closing Restructuring Plan and the Company Parties shall consider in good faith any reasonable comments on such documentation provided by Acquiror prior to consummating the Pre-Closing Restructuring Plan.

Section 6.6. Acquisition Proposals . During the Interim Period, the Company Parties and their Subsidiaries shall not, and shall direct their representatives not to, directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Company Party or any of their Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Company Party or any of their Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. The Company Parties also agree that immediately following the execution of this Agreement they shall, and shall cause their representatives acting on their behalf, to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt (i) the incentive equity plan in the form attached hereto as Exhibit D (with such changes as may be agreed by Acquiror and the Company Parties) (the “Incentive Equity Plan”) and (ii) the employee stock purchase plan attached hereto as Exhibit E (with such changes as may be agreed by Acquiror and the Company Parties) (the “ESPP”). The Incentive Equity Plan shall provide for an initial aggregate share reserve available for issuance at the Closing in an amount equal to 10% of the number of outstanding shares of Acquiror Class A Common Stock as of the Closing (determined on an as-converted basis as of the Closing with respect to Acquiror Class B Common Stock and Acquiror Class K Common Stock and including all shares of Acquiror Class A Common Stock issued or issuable upon exercise, settlement or conversion of Acquiror Options and Adjusted Restricted Stock Awards issued and outstanding). The ESPP shall provide for an initial aggregate share reserve thereunder equal to 2% of the number of outstanding shares of Acquiror Class A Common Stock as of the Closing (determined on an as-converted basis as of the Closing with respect to Acquiror Class B Common Stock and Acquiror Class K Common Stock and including all shares of Acquiror Class A Common Stock issued or issuable upon exercise, settlement or conversion of Acquiror Options and Adjusted Restricted Stock Awards issued and outstanding). Following the Effective Time, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company Parties, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company Parties or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Company Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity. Upon satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall take all appropriate measures to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Stockholder Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq, and prior to the Effective Time shall prepare and submit to Nasdaq a listing application (the “Listing Application”), if required under Nasdaq rules, covering the shares of Acquiror Class A Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities, to be approved for listing on Nasdaq with the trading ticker “VH” (or such other symbol designated by the Company), in each case, as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4. No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with Company Holdco and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than Company Holdco and its representatives). For certainty, this Section 7.4 shall not restrict or prevent any officer, director or Affiliate of Acquiror or Sponsor from taking any of the foregoing actions with respect to any proposed transaction unrelated to Acquiror (in the case of officers and directors, not in their capacities as such).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (i) as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, (ii) as required by applicable Law (including COVID-19 Measures), or (iii) as consented to by Company Holdco or the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Acquiror and Merger Sub shall not except as (x) consented to by any Company Party in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (y) contemplated by this Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements or the Forward Purchase Agreement, or (z) required by applicable Law (including COVID-19 Measures):

(i) seek any approval from the Acquiror Stockholders to adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (A) make, declare, set aside, establish a record date for or pay any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Stockholder Redemptions;

(iii)(A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement or (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes;

(iv) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(v) other than as expressly required by the Sponsor Support Agreement or the Forward Purchase Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Parties or any of their Subsidiaries or guaranty any debt securities of another Person, other than indebtedness for borrowed money or guarantees (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) pursuant to any Working Capital Loans, (C) incurred between Acquiror and Merger Sub, or (D) in respect of an Acquiror Transaction Expense;

(vii) make any loans or advances to, or capital contributions in, any other Person;

(viii) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial;

(ix) waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;

(x) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xii) change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or SEC guidance;

(xiii)(A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration and issuances pursuant to the PIPE Investment and Forward Purchase Agreement, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or

(xiv) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents and the Trust Agreement.

Nothing contained in this Section 7.5 shall give to the Company Parties, directly or indirectly, the right to control or direct the operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company Parties shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of (i) Samir Kaul (as designated by Acquiror) and (ii) individuals to be designated by the Company Parties as directors, subject to requirements of Nasdaq, pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, the disclosure of which would, on the advice of legal counsel to Acquiror, result in the loss of such privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of any such information in a manner that would not violate such obligation or privilege), and in each case to the extent permitted by applicable Law (including, without limitation, Privacy Laws and COVID-19 Measures), during the Interim Period, Acquiror and its Subsidiaries shall afford to the Company Parties and their accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror and its Subsidiaries as such representatives may reasonably request. All information obtained by the Company Parties or their respective representatives pursuant to this Section 7.7 shall be subject to the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror to furnish any such information of, or access to, the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the (x) the Company Parties and each of their Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company Parties being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company Parties, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company Parties’, Acquiror’s and their respective Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company Parties, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) Acquiror shall purchase at or prior to the Closing and shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Acquiror as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Acquiror D&O Tail Policy”). The Acquiror D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the premium for the Acquiror D&O Tail Policy shall not be in excess of 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement. In the event that the premium for the Acquiror D&O Tail Policy exceeds 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement, the Acquiror shall purchase the maximum coverage available for 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement.

(c) The Company shall purchase at or prior to the Closing and the Acquiror shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). The Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not be obligated to pay a premium for the Company D&O Tail Policy in excess of 350% of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 350% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company may purchase the maximum coverage available for 350% of the most recent annual premium paid by the Company prior to the date of this Agreement. Notwithstanding the foregoing in this Section 7.8(c), the Acquiror in its sole discretion, in lieu of the Company purchasing the Company D&O Tail Policy, may maintain for a period of six (6) years after the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (and if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8(c) shall be continued in respect of such claim until the final disposition thereof).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(e) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company Parties and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(f) The parties acknowledge and agree that the D&O Indemnified Parties shall be intended third party beneficiaries of this Section 7.8.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. PIPE Subscriptions; Forward Purchase Agreement. Unless otherwise approved in writing by any Company Party (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification (other than changes to a Subscription Agreement that are solely ministerial and non-economic de minimis changes) to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of the Forward Purchase Agreement or any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Forward Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Class A Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and the Forward Purchase Agreement, as applicable, have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Forward Purchase Agreement to cause the Sponsor to pay (or as directed by) Acquiror the applicable purchase price under the Forward Purchase Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement or from the Sponsor for any amendment to the Forward Purchase Agreement (other than changes to a Subscription Agreement or the Forward Purchase Agreement that are solely ministerial and non-economic de minimis changes); (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of the Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement or Forward Purchase Agreement; (iii) of the receipt by the Acquiror of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement or the Forward Purchase Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement or Forward Purchase Agreement in accordance with its terms.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company Parties and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent permitted by Law, the Company Parties shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company Parties, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent permitted by Law, the Company Parties agree to provide Acquiror and its counsel, and Acquiror agrees to provide the Company Parties and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with any Antitrust Information or Document Requests, the Registration Statement to the extent requested by the SEC, any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities).

(e) Each of the Company Parties, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company Parties shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company Parties’ reasonable cooperation (including causing their Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company Parties shall furnish all information concerning the Company Parties, their Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company Parties agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, Company Holdco or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

(ii) To the extent permitted by Law, Acquiror will advise the Company Parties, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the

Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent permitted by Law, the Company Parties and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company Parties and their counsel. To the extent permitted by Law, Acquiror shall provide the Company Parties and their counsel with any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and each of the Company Parties and the Acquiror shall, to the extent practicable, cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably, withheld or delayed), any written response to comments of the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents and any amendments filed in response thereto.

(iii) Each of Acquiror and the Company Parties shall use its reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company Parties, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or Acquiror, which is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omitting to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading), the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Class A Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Class A Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(vi) Each of the Company Parties, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the party incurring such fees).

(b) Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the date of this Agreement after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly give notice of and convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Law (including Nasdaq Listing Rule 5620(b)), for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its stockholders with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror shall, through unanimous approval of its Board of Directors, recommend to its stockholders the (1) the amendment and restatement of Acquiror’s Governing Documents, in substantially the forms attached as Exhibits A and B to this Agreement (the “Amendment Proposal”), (2) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (3) approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Merger, PIPE Investment and Forward Purchase Agreement, (4) approval of the adoption by Acquiror of the Incentive Equity Plan and the ESPP described in Section 7.1(a), (5) the election of directors effective as of immediately following the Closing as contemplated by Section 7.6, (6) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and Company Holdco to be necessary or appropriate in connection with the transactions contemplated hereby, and (8) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (8), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). Notwithstanding anything in this Section 8.2(b) to the contrary, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Acquiror delivers to the Company Parties a written notice (an “Intervening Event Notice”) advising the Company Parties that the Board of Directors of Acquiror proposes to take such action and containing the material facts underlying the Board of Director’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Pacific time, on the third Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Pacific time on the third Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice, the “Intervening Event Notice Period”), the Board of Directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a

Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company Parties, Acquiror will, and will use its reasonable best efforts to cause its representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company Parties and their representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. To the fullest extent permitted by applicable Law, Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals, in each case in accordance with this Agreement, regardless of any Modification in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to postpone or adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Holdco Member Approvals. Upon the terms set forth in this Agreement, Company Holdco shall (i) obtain and deliver to Acquiror the Member Approvals (x) in the form of an irrevocable written consent (the “Written Consent”) executed by each of the Requisite Members (pursuant to the Member Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to members), and (y) in accordance with the terms and subject to the conditions of Company Holdco’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Member Approvals as soon as practicable after the Registration Statement is declared effective (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to members) and, if applicable, any additional consents or approvals of its members related thereto, including enforcing the Member Support Agreement.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company Parties shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company Parties or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4. Section 16 Matters. Prior to the Effective Time, each of the Company Parties and Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company Parties and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company Parties or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties and subject to COVID-19 Measures) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company Parties and their Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company Parties, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company Parties and their financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company Parties or their financial advisors with respect to such matters.

Section 8.6. Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder or equityholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company Parties, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (b) in the case of the Company Parties, the Company Parties, any of their Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). Acquiror and the Company Parties shall each (w) keep the other reasonably informed regarding any Transaction Litigation, (x) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (y) consider in good faith the other’s advice with respect to any such Transaction Litigation and (z) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (A) the Company Parties, any of the Company Parties’ Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (B) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.7. Stockholder Approval.

(a) Promptly after the signing of this Agreement, and in any event with one (1) Business Day, Acquiror shall deliver to the Company Parties a stockholder written consent signed by Acquiror, as sole stockholder of Merger Sub, in favor of the approval and adoption of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

(b) Promptly after the signing of this Agreement, and in any event within twenty-five (25) days of the date of this Agreement, the Company Parties shall deliver to Acquiror (i) a stockholder written consent signed by Company Holdco, as sole stockholder of the Company, or (ii) evidence of approval by Company Holdco, as sole stockholder of the Company, at a duly held meeting of the stockholders of the Company, in each case, in favor of the approval and adoption of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub and the Company Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (1) through (3), (6) and (7) of Section 8.2(b);

(b) The Member Approvals shall have been obtained;

(c) The Proxy Statement/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) All required filings under the HSR Act shall have been completed, and the waiting period or periods (or any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated hereby, including the exercise of the Acquiror Stockholder Redemptions in accordance with Acquiror’s Governing Documents, the PIPE Investment, and the Forward Purchase Agreement;

(g) The Pre-Closing Restructuring shall have been completed no later than one (1) Business Day prior to the Closing Date in accordance with the Pre-Closing Restructuring Plan; and

(h) The shares of Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, and, immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company Parties contained in the first sentence of Section 4.6(a) shall be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects, other than for de minimis inaccuracies, at and as of such date, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company Parties contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), where the failure of any such representation to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company Parties required by this Agreement and the Ancillary Agreements to be performed or complied with as of or prior to the Closing shall have been performed or complied with by the Company Parties in all material respects; and

(c) The Company Parties shall have delivered, or caused to be delivered, to Acquiror the documents set forth in Section 2.4(a).

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by the Company:

(a)(i) The representations and warranties of Acquiror contained in the first and second sentence of Section 5.12(a) shall be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects, other than for de minimis inaccuracies, at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the representations and warranties of Acquiror and Merger Sub contained in Section 5.1, Section 5.2, Section 5.3(a), Section 5.12 (other than the first and second sentence of Section 5.12(a)) and Section 5.13 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true in all material respects at and as of such date, and (iii) each of the representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for in each case in this clause (iii), where the failure of any such representation to be so true and correct, has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants and agreements of Acquiror required by this Agreement and the Ancillary Agreements to be performed or complied with as of or prior to the Closing shall have been performed or complied with by Acquiror in all material respects;

(c) At the Closing, there will be no facts, events or circumstances that would prevent the Board of Directors of Acquiror immediately following the Closing from being compromised of the individuals determined pursuant to Section 7.6;

(d) The certificate of incorporation of Acquiror and bylaws of Acquiror shall have been amended and restated to be substantially in the forms of Exhibit A (the “Amended and Restated Certificate of Incorporation”) and Exhibit B, respectively, attached hereto;

(e) Acquiror shall have delivered, or caused to be delivered, to the Company Parties the documents set forth in Section 2.4(b);

(f) The Anti-Dilution Waiver (as defined in the Sponsor Support Agreement) shall be in full force and effect;

(g) The amount of (i) immediately available cash in the Trust Account following the Acquiror Stockholders’ Meeting, after deducting the amount required to satisfy the Acquiror Stockholder Redemption Amount (but prior to payment of any Acquiror Transaction Expenses or Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Forward Purchase Agreement, as applicable, shall be equal to or greater than $450,000,000; and

(h) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (4) and (5) (solely with respect to the directors designed by the Company Parties pursuant to Section 7.6(a)).

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company Parties and Acquiror;

(b) by written notice by either the Company Parties or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by written notice by either the Company Parties or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by either the Company Parties or Acquiror if the Closing has not occurred on or before December 9, 2021 (the “Agreement End Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company Parties if the Company Parties’ breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transaction contemplated by this Agreement on or before the Agreement End Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Acquiror if Acquiror’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transaction contemplated by this Agreement on or before the Agreement End Date;

(e) by written notice to the Company Parties from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company Parties set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company Parties, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Agreement End Date) after receipt by the Company Parties of notice from Acquiror of such breach, but only as long as the Company Parties exercise reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period (provided, however, that Acquiror may not terminate this Agreement pursuant to this Section 10.1(e) if Acquiror is in material breach hereof so as to prevent the conditions specified in Section 9.3(a) or Section 9.3(b) from being satisfied);

(f) by written notice to the Company Parties from Acquiror if the Member Approvals shall not have been obtained and delivered to Acquiror within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders;

(g) by written notice to Acquiror from the Company Parties if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date the Company Parties provide written notice of such breach and the Agreement End Date) after receipt by Acquiror of notice from the Company Parties of such breach, but only as long as Acquiror exercises reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period (provided, however, that the Company Parties may not terminate this Agreement pursuant to this clause Section 10.1(g) if the Company Parties are in material breach hereof so as to prevent the conditions specified in Section 9.2(a) or Section 9.2(b) from being satisfied); or

(h) by written notice to Acquiror from the Company Parties following a Modification in Recommendation.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company Parties, Acquiror or Merger Sub, as the case may be, for any willful and material breach of any covenant or agreement set forth in this Agreement or actual fraud occurring prior to such termination, except (i) that the provisions of this Section 10.2 and Article XI shall survive such termination of this Agreement and remain valid and binding obligations of the Parties, and (ii) the Confidentiality Agreement shall survive such termination of this Agreement and remain valid and binding obligations of the parties thereto.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company Parties acknowledge that (a) Acquiror is a blank check company with the powers and privileges to effect a Business Combination and (b) they have read the Acquiror SEC Filings (including Acquiror’s final prospectus dated March 3, 2021 (the “Prospectus”)), the Acquiror’s Governing Documents, and the Trust Agreement. The Company Parties further acknowledge that, as described in the Prospectus, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company Parties acknowledge that they have been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only in limited circumstances set forth in the Trust Agreement. The Company Parties further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 8, 2023 or June 8, 2023 if a definitive agreement for another Business Combination is entered into before March 8, 2023, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company Parties hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror, including, without limitation, in connection with any willful and material breach by Acquiror of this Agreement, other than for the release of proceeds from the Trust Account upon the consummation of the Merger; provided, that (x) nothing herein shall serve to limit or prohibit the Company Parties’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder

Redemption) in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror ability to fulfil its obligations to effectuate the Acquiror Stockholder Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Company Parties may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason. In the event that either of the Company Parties, any of their Subsidiaries, any of their Affiliates or any of their respective representatives commences any Action against or involving the Trust Account in breach of this Agreement, Acquiror shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Khosla Ventures Acquisition Co.

2128 Sand Hill Rd.

Menlo Park, CA 94025

Attention: Samir Kaul

                  Peter Buckland

Email:       sk@khoslaventures.com

                  pb@khoslaventures.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:     Jim Morrone

                     Luke J. Bergstrom Lauren Lefcoe

Email:          jim.morrone@lw.com

                    luke.bergstrom@lw.com

                    lauren.lefcoe@lw.com

(b)	If to the Company Parties or the Surviving Corporation, to:

Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

Attention:     David A. Berry, MD, Ph.D.

                     Jeffrey Prowda

Email:           dberry@valohealth.com

                       jprowda@valohealth.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:     Stuart M. Cable

                     Joseph C. Theis

Email:          scable@goodwinlaw.com

                       jtheis@goodwinlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice. Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 11.3 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Except as expressly provided in Section 7.8, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9. Company Disclosure Letter. The Company Disclosure Letter (including any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by the Company in the Company Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter. Certain information set forth in the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that after the approval of the stockholders of Acquiror, Merger Sub and the Company have been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the stockholders of the parties without such further approval.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and any Company Party, which approval shall not be unreasonably withheld by any party.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing and will use commercially reasonable efforts to provide such announcement to the other party as soon as is reasonably practicable. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

(c) The initial press release (the “Signing Press Release”) concerning this Agreement and the transaction contemplated hereby shall be a joint press release in the form mutually agreed by Company Holdco and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which the Company Holdco shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, on the one hand, and Acquiror, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement the (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or

Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to specific enforcement of the terms and provisions of this Agreement and the Ancillary Agreements, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except as otherwise contemplated by Article XI:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Company Parties, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company Parties, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company Parties, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “KVAC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Valo Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the KVAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the KVAC Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the KVAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company Parties prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Mergers. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Corporation or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the KVAC Group), on the one hand, and a third party other than (and unaffiliated with) the KVAC Group, on the other hand, then the Surviving Corporation and/or any member of the Valo Group may assert the attorney-client privilege to prevent disclosure to such third party of Latham Privileged Communications.

(b) Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company Parties and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Valo Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the KVAC Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company Parties prior to the Closing may represent any member of the Valo Group in such dispute even though the interests of such Persons may be directly adverse to the

Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company Parties in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company Parties and/or any member of the Valo Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Valo Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company Parties under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Mergers.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

KHOSLA VENTURES ACQUISITION CO.

By:
Name:
Title:

KILLINGTON MERGER SUB INC.

By:
Name:
Title:

VALO HEALTH, LLC

By:
Name:
Title:

VALO HEALTH, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Acquiror Amended and Restated Certificate of Incorporation

(see attached)

EXHIBIT B

Form of Acquiror Amended and Restated Bylaws

(see attached)

EXHIBIT C

Form of Registration Rights Agreement

(see attached)

EXHIBIT D

Form of Incentive Equity Plan

(see attached)

EXHIBIT E

Form of Employee Stock Purchase Plan

(see attached)